As filed with the Securities and Exchange Commission on June 9, 2021.

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CITI TRENDS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-2150697
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

104 Coleman Boulevard

Savannah, Georgia 31408

(912) 236-1561

(Address, Including Zip Code, of Principal Executive Offices)

Citi Trends, Inc. 2021 Incentive Plan

(Full Title of the Plan)

David N. Makuen

Chief Executive Officer
Citi Trends, Inc.
104 Coleman Boulevard

Savannah, Georgia 31408

Telephone: (912) 236-1561
 (Name, Address, Including Zip Code, and Telephone Number, Including Area
Code, of Agent for Service)

With a copy to: John B. Shannon, Esq. Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	1,085,000 (1)	$83.38 (2)	$90,467,300 (2)	$9,869.98

(1)	Amount to be registered consists of an aggregate of 1,085,000 shares of Citi Trends, Inc. (the “Company”) common stock to be issued pursuant to the grant or exercise of awards under the Citi Trends, Inc. 2021 Incentive Plan (the “Plan”), including additional shares of Company common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)	Determined in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the registration fee calculation is based on the average of the high and low prices of the Company’s common stock as reported on the NASDAQ Global Select Market on June 2, 2021.

PART I

INFORMATION REQUIRED IN The Section 10(a) Prospectus

(a)       The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)       Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Pamela J. Edwards, the Company’s Executive Vice President and Chief Financial Officer, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(1)       The Company’s Annual Report on Form 10-K for the year ended January 30, 2021, filed with the Commission on April 14, 2021;

(2)       The Company’s Quarterly Report on Form 10-Q for the quarterly period ended May 1, 2021, filed with the Commission on June 9, 2021;

(3)       The Company’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the Commission on February 18, 2021, March 16, 2021, April 14, 2021, April 15, 2021, May 25, 2021, June 2, 2021; June 4, 2021 and June 9, 2021;

(4)       All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since January 30, 2021 (except to the extent any parts of such reports were deemed furnished and not filed in accordance with SEC rules);

(5)       The description of common stock contained in the Company’s Registration Statement on Form 8-A filed under Section 12 of the Exchange Act on May 17, 2005, including all amendments or reports filed for the purpose of updating such description; and

(6)       All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, for criminal actions and proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify a director, officer, employee or agent against expenses (including attorneys’ fees) actually and reasonably incurred in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such director or officer actually or reasonably incurred. The indemnification provided for by the statute is not exclusive of any other rights of indemnification.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Company has adopted provisions in its Third Amended and Restated Certificate of Incorporation and its Third Amended and Restated By-laws that limit or eliminate the personal liability of its directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Company or its stockholders for monetary damages or breach of fiduciary duty as a director except for: (i) any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (iii) any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or (iv) any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Company’s Third Amended and Restated Certificate of Incorporation also authorizes the Company to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, the Company’s Third Amended and Restated By-laws provide that: (i) the Company may indemnify its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; (ii) the Company may advance expenses to its directors, officers and employees in connection with a legal proceeding, subject to limited exceptions; and (iii) the rights provided in the Company’s Amended and Restated By-laws are not exclusive.

The Company’s Third Amended and Restated Certificate of Incorporation and its Third Amended and Restated By-laws, provide for the indemnification provisions described above. In addition, the Company has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions may be sufficiently broad to permit, by their terms, indemnification of the Company’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Except as indicated below as being incorporated by reference to another filing with the Commission by the Company, the following exhibits to this registration statement are being filed herewith:

Exhibit Number	Description
4.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 7, 2018).

4.2	Third Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on June 7, 2018).

5.1	Opinion of Alston & Bird LLP.

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on signature page).

99.1	Citi Trends, Inc. 2021 Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A, filed with the Commission on April 16, 2021).

Item 9.	Undertakings.

(a)       The undersigned Company hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Savannah, State of Georgia, on June 9, 2021.

CITI TRENDS, INC.

By:	/s/ David N. Makuen
David N. Makuen
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Pamela J. Edwards and Michael C. Buchsbaum, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David N. Makuen	Chief Executive Officer (Principal Executive Officer) and Director	June 9, 2021
David N. Makuen

/s/ Pamela J. Edwards	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 9, 2021
Pamela J. Edwards

/s/ Jason B. Moschner	Vice President, Finance (Principal Accounting Officer)	June 9, 2021
Jason B. Moschner

/s/ Peter R. Sachse	Executive Chairman of the Board	June 9, 2021
Peter R. Sachse

/s/ Brian P. Carney	Director	June 9, 2021
Brian P. Carney

/s/ Jonathan Duskin	Director	June 9, 2021
Jonathan Duskin

/s/ Kenneth D. Seipel	Director	June 9, 2021
Kenneth D. Seipel

/s/ Laurens M. Goff	Director	June 9, 2021
Laurens M. Goff

/s/ Margaret L. Jenkins	Director	June 9, 2021
Margaret L. Jenkins